Exhibit 10.2

AMENDED AND RESTATED RETENTION AGREEMENT
Between Bank of Hawaii and Wayne Y. Hamano dated July, 1, 2013

THIS AMENDED AND RESTATED RETENTION AGREEMENT (“Restatement”) is made and entered into effective on July 1, 2013 (“Effective Date”) by and between Bank of Hawaii Corporation and Bank of Hawaii (collectively “the Bank”) and Wayne Y. Hamano (“you” or “your”), and as approved by the Human Resources & Compensation Committee of the Bank's Board of Directors (the “Compensation Committee”).

WITNESSETH THAT:

WHEREAS, the Bank and you have entered into that certain Retention Agreement dated June 25, 2010 as amended on April 25, 2011 and July 20, 2012 (as amended, the “Agreement”), under which you may become entitled to a monetary payment upon your separation from service with the Bank, provided certain conditions are met; and

WHEREAS, the Bank and you would like to further amend and restate the Agreement by eliminating the monetary payment payable to you upon your separation from service and instead provide for a Retention Payment (defined below) being payable to you provided that (i) you remain employed with the Bank through the Retention Date (defined below) and (ii) certain Performance Conditions (defined below) are satisfied as of the Retention Date.

NOW THEREFORE, in consideration of the mutual promises and covenants hereto of the parties, the sufficiency of which is hereby acknowledged by both parties, the Bank and you agree to amend and completely restate the Agreement through the adoption of this Restatement, as follows:

1.	Duties for the Bank. You will continue in at-will employment with the Bank in the position of Vice Chair and Chief Lending Officer or in any other position as determined by the Bank.

2.
Retention Payment (“Monetary Consideration”). Provided that (a) you remain employed with the Bank through July 31, 2014, (the “Retention Date”), and (b) the Performance Conditions (defined below) are satisfied as of the Retention Date, then you will be entitled to a payment of $450,000.00 (the “Retention Payment”), less amounts required to satisfy tax withholding or other withholding liabilities under state or federal law. The Retention Payment payable to you will be paid as a single lump sum on August 15, 2014 (the “Retention Payment Date”). If you fail to remain employed with the Bank through the Retention Date, or if the Performance Conditions have not been satisfied as of the Retention Date, you will completely forfeit any rights to the Retention Payment. For purposes of this Restatement, “Performance Conditions” are satisfied if and only if the Bank has achieved positive net income for the period commencing April 1, 2013 through March 31, 2014, as publicly announced by the Bank in its earnings releases for such period. Moreover, in the event that, at the time of payment, you are a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Bank's Compensation Committee must certify in writing

Wayne Y. Hamano
Amended and Restated Retention Agreement
July 1, 2013

that the Performance Conditions were satisfied before payment of the Retention Payment can be made.

3.
Where Notices are to be Sent. Any notice required or permitted by this Restatement shall be in writing sent to the following addresses: For you, [intentionally deleted for filing purposes]; for the Bank, Bank of Hawaii, Human Resources #320, P.O. Box 2900, Honolulu, HI 96846-6000.

4.
Enforcing this Restatement. To the extent permitted by law, if you breach any of your obligations under this Restatement, the Bank will be entitled to recover the benefits paid under this Restatement and to obtain all other relief provided by law or equity.

5.	Interpretation of this Restatement. In deciding any question about the parties' intent in creating this Restatement, the following rules will be applied:

a.	If any provision of this Restatement is deemed to be unlawful, the provision will be deemed deleted from this Restatement and the remainder of the Restatement will continue in effect.

b.
The paragraph headings and other guides in this Restatement, as well as any cover letter or other documents accompanying it, are only intended to improve the readability of the Restatement, and not to alter its substance.

c.	This Restatement is formed at Honolulu, Hawaii, and is to be interpreted and enforced under the applicable federal and Hawaii state laws.

d.
This Restatement represents the complete agreement of the parties and supersedes any and all prior agreements unless otherwise specified in this Restatement. In consideration for this Restatement and the benefits hereunder, you waive all rights and forever forfeit any benefits under any other agreements unless otherwise specified in this Restatement.

e.	This Restatement may only be amended in writing signed by both you and the Bank.

f.	This Restatement is not intended to be and is not an admission of any fact or wrongdoing or liability by any of the parties.

g.	Nothing contained in this Restatement shall be construed as conferring upon you the right to continue in the service of the Bank as an employee or in any other capacity.

h.
This Restatement is intended to meet the requirements of Code section 409A, so that the Retention Payment is not includible in your gross income under Code section 409A(a)(1)(A) and the terms of this Restatement shall be construed and interpreted in a manner consistent with such intent.

i.	The Retention Payment is intended to be “qualified performance based compensation” as that term is defined under Code section 162(m), so that the

Wayne Y. Hamano
Amended and Restated Retention Agreement
July 1, 2013

Retention Payment is deductible by the Bank when and as paid to you, and the terms of this Restatement shall be construed in a manner consistent with such intent.

j.	The Compensation Committee and/or its delegate shall have the sole authority to administer and interpret the terms of this Restatement.

To accept this Restatement, please date, sign, and return it to the Bank's Executive Vice President and Director of Human Resources. (An extra copy for your file is provided).

BANK OF HAWAII CORPORATION and
BANK OF HAWAII

By: ___________________________________    Dated: ___________________________
Peter S. Ho
Chairman, President & CEO

By signing this Restatement, I acknowledge that I have read and understand its terms. I agree that this Restatement amends and completely restates the Agreement.

_____________________________________    Dated: __________________________
Wayne Y. Hamano